UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2004

IMMUNICON CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-50677	23-2269490
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania	19006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:    (215) 830-0777

Not applicable.

(Former name and former address, if changed since last report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

                On December 21, 2004, Immunicon Corporation (“Immunicon”) issued a press release announcing a second extension of its research and development agreement with Pfizer, Inc. under which Immunicon is collaborating with Pfizer to develop new reagents designed to detect certain undisclosed antigens on circulating tumor cells (CTCs). The agreement, originally entered into in February 2003, and amended in April 2004, has now been amended, dated as of December 10, 2004 and effective on December 20, 2004, to extend the term of the agreement to February 2006.  Immunicon believes this project may help Pfizer to determine the efficacy of certain of their therapeutic products significantly earlier than is possible with other methods.  Under the extended agreement, Immunicon will receive payments in support of its work with Pfizer.  The extended agreement also updates the scope and terms of the clinical research study contemplated under the agreement.  Pfizer has the right to terminate the agreement with or without reason upon written notice to Immunicon, in which case Pfizer’s only obligation will be to pay for services performed up to the termination date plus payment for any non-cancelable obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

Date:	December 23, 2004	By:	JAMES G. MURPHY
		Name:	James G. Murphy
		Title:	Senior Vice President, Finance and Administration and Chief Financial Officer